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                                               Filed Pursuant to Rule 424 (b)(3)
                                                      Registration No. 333-85219
Pricing Supplement No. 1                                      Dated: May 5, 2000


                     (To Prospectus dated March 9, 2000 and
                   Prospectus Supplement dated March 9, 2000)

                            Lucent Technologies Inc.
                          Medium-Term Notes, Series A
                  Due More than Nine Months From Date of Issue

                                Fixed Rate Note

Principal Amount:                  $25,000,000

Agent:                             Bear, Stearns & Co. Inc. acting as Principal

Original Issue Date:               May 18, 2000

Maturity Date:                     May 18, 2015

Issue Price:                       The Agent has purchased the Notes as
                                   principal at 100% of the principal amount for resale to dealers and investors at varying prices. See "Plan of Distribution" below.

Specified Currency:                U.S. Dollars

Note Form:                         Book-Entry

Interest Rate:                     8.00%

Interest Payment Dates:            The 18th calendar day of each May and
                                   November commencing on November 18,
                                   2000 until maturity. If the Interest
                                   Payment Date is not a Business Day,
                                   interest will be paid on the next Business
                                   Day.

Accrual of Interest:               Interest accrues up to, but not including,
                                   the next relevant Interest Payment Date
                                   from, and including, the next preceding
                                   Interest Payment Date to which interest has
                                   been paid (or from and including the
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                                        Original Issue Date if no interest has
                                        been paid on the Notes) unless the Notes have been called for redemption as provided for below.

Calculation Dates:                      N/A

Calculation Agent:                      N/A

Redemption:                             The Notes may be redeemed only in whole
                                        prior to maturity at the option of the
                                        Company.

Optional Redemption Dates:              On each Interest Payment Date,
                                        commencing on May 18, 2001. In the
                                        event the Company elects to redeem the
                                        Notes, notice will be given to
                                        registered holders not less than 10 days prior to the Redemption Date.

Optional Redemption Price:              100% of principal amount.

Annual Redemption Price Reduction:      N/A

Repayment:                              The Notes cannot be repaid prior to
                                        maturity at the option of the holder.

Renewal:                                The Notes cannot be renewed by the
                                        holder.

Extension:                              The Notes cannot be extended prior to
                                        maturity.

Dual Currency Notes:                    The Company cannot make payments in an
                                        optional currency.

Original Issue Discount:                This Note is not a Discount Note or an
                                        Original Issue Discount Note.

Plan of Distribution:

See "Issue Price" above. The Agent (acting as principal) has advised the Company that it proposes to offer the Notes from time to time to investors at variable prices determined at the time of sale, and to dealers at variable prices determined at the time of sale, which may represent selling concessions to such dealers, for resale by the dealers to investors at varying prices determined by such dealers at the time of resale.

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